Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of September 3, 2019, among Praxair, Inc., a Delaware corporation (the “Company”); Linde plc, a public limited company incorporated under the laws of Ireland with registered number 602527 (“Parent”) and the parent of the Company; Linde Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the “Affiliate Guarantor”) and a subsidiary of Parent; and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of July 15, 1992 (the “Indenture”) between the Company and the Trustee;

WHEREAS, the Company has issued, pursuant to the Indenture, the notes listed on Schedule I hereto (collectively, the “Notes”);

WHEREAS, Parent wishes to fully and unconditionally guarantee (the “Parent Guarantee”) the Company’s obligations under the Indenture and the Notes, which Parent Guarantee is provided in this Supplemental Indenture;

WHEREAS, the Affiliate Guarantor wishes to fully and unconditionally guarantee (the “Upstream Guarantee”) Parent’s obligations under the Parent Guarantee, which Upstream Guarantee is provided in this Supplemental Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture and performance of the Parent Guarantee and the Upstream Guarantee (collectively, the “Guarantees”) have been duly authorized by all requisite action on behalf of Parent and the Affiliate Guarantor (collectively, the “Guarantors”), respectively;

WHEREAS, substantially concurrently with the execution and delivery of this Supplemental Indenture, Parent will fully and unconditionally guarantee (the “Concurrent Parent Guarantee”) the obligations of Linde Finance B.V., a private limited liability company (besloten venootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and a subsidiary of Parent (“Linde Finance”) under the debt securities of Linde Finance outstanding on the date of this Supplemental Indenture (the “Linde Finance Notes”);

WHEREAS, substantially concurrently with the execution and delivery of this Supplemental Indenture, the Company will fully and unconditionally guarantee (the “Concurrent Upstream Guarantee”) Parent’s obligations under the Concurrent Parent Guarantee;

WHEREAS, the board of directors (or its equivalent) of each of the Company and the Affiliate Guarantor has determined that the substantially concurrent deliveries of the Concurrent Upstream Guarantee by the Company and the Upstream Guarantee by the Affiliate Guarantor is mutually beneficial for the Company and the Affiliate Guarantor, and that the value to Praxair of the Upstream Guarantee by the Affiliate Guarantor is substantially equivalent to the value to the Affiliate Guarantor and Linde Finance of the Concurrent Upstream Guarantee by Praxair;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend the Indenture or the Notes without the consent of any Securityholder to make any change that does not materially adversely affect the rights of any Securityholder; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreements to Guarantee.  Each Guarantor hereby agrees (as to itself only) as follows:

(a)          Parent hereby fully and unconditionally guarantees to each Securityholder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, that: (i) the principal of, and interest on, the Notes promptly will be paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, and interest on, the Notes, if any, if lawful (subject in all cases to any applicable grace periods), and all other obligations of the Company to the Securityholders and the Trustee under the Indenture and the Notes will be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Notes, and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether on the payment dates specified by such extension or renewal, by acceleration or otherwise.  Failing payment when due by the Company of any amount so guaranteed for whatever reason, Parent shall be obligated to pay the same immediately.  Parent agrees that this is a guarantee of payment and not a guarantee of collection.

Subject to Section 6.06 of the Indenture, Parent hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Parent Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

If any Securityholder or the Trustee is required by any court or otherwise to return to the Company or any custodian, Trustee, liquidator or other similar official acting in relation to the Company, any amount paid by the Company to the Trustee or such Securityholder under the Notes or the Indenture, this Parent Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Parent shall be subrogated to all rights of the Securityholders against the Company in respect of any amounts paid by Parent pursuant to the provisions of this Parent Guarantee or the Indenture; provided, however, that Parent shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Notes issued under the Indenture shall have been paid in full.

(b)          The Affiliate Guarantor hereby fully and unconditionally guarantees all obligations of Parent under the Parent Guarantee.  Failing payment when due by Parent of any amount under the Parent Guarantee for whatever reason, the Affiliate Guarantor shall be obligated to pay the same immediately.  The Affiliate Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Subject to Section 6.06 of the Indenture, the Affiliate Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Parent, any right to require a proceeding first against Parent, protest, notice and all demands whatsoever and covenants that this Upstream Guarantee shall not be discharged except by complete performance of the obligations contained in this Supplemental Indenture.

If any Securityholder or the Trustee is required by any court or otherwise to return to Parent or any custodian, Trustee, liquidator or other similar official acting in relation to Parent, any amount paid by Parent to the Trustee or such Securityholder under the Parent Guarantee or this Supplemental Indenture, this Upstream Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

The Affiliate Guarantor shall be subrogated to all rights of the Securityholders against Parent in respect of any amounts paid by the Affiliate Guarantor pursuant to the provisions of this Upstream Guarantee or the Indenture; provided, however, that the Affiliate Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Notes issued under the Indenture shall have been paid in full.

(c)          Each Guarantor further agrees that (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of its Guarantee.

(d)          Each Guarantor hereby confirms that it is its intention that its Guarantee not constitute a fraudulent transfer or conveyance for the purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to its Guarantee.  To effectuate the foregoing intention, the Trustee and each Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the extent necessary so that they shall not constitute a fraudulent transfer or conveyance.

3.           Limitation of Guarantee of Affiliate Guarantor.  Notwithstanding anything to the contrary in this Supplemental Indenture:

(a)          At any time when the Affiliate Guarantor is organized in the form of a German stock corporation (Aktiengesellschaft) the obligations of the Affiliate Guarantor under this Upstream Guarantee shall be enforceable (vollstreckbar) against the Affiliate Guarantor only:

(i)           if at the time of the respective payment demand a profit and loss sharing agreement (Gewinnabführungsvertrag) and/or a domination agreement (Beherrschungsvertrag) between the Affiliate Guarantor (as dominated entity (beherrschtes Unternehmen)) and the direct shareholder of the Affiliate Guarantor (as dominating entity (beherrschendes Unternehmen)) (“DPLTA”) is in place; and

(ii)          if and to the extent that the payment by the Affiliate Guarantor under the Upstream Guarantee would not result in an annual loss to the Affiliate Guarantor which would not be compensated for by a compensation claim (Verlustausgleichsanspruch) under the DPLTA that can be accounted for in the balance sheet of the Affiliate Guarantor at full value (vollwertig).

(b)         At any time when the Affiliate Guarantor, after a change of its current legal form after the date of this Supplemental Indenture, is organized in the form of a German limited liability company (Gesellschaft mit beschränkter Haftung), it may refuse to make any payments under this Upstream Guarantee to the extent any such payment would result in a violation of Sections 30 et seq. or Section 43 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (or a successor provision of such law or comparable provision under any successor law) or would otherwise lead to personal liability of its managing directors (Geschäftsführer).  The Affiliate Guarantor covenants to use all commercially reasonable efforts to maximize the amount payable under this Upstream Guarantee to the extent permitted by applicable German law.

4.           Execution and Delivery.  Each Guarantor agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of its Guarantee.

5.           Release.

(a)          Each Guarantor shall be released from all of its obligations under its Guarantee, this Supplemental Indenture and the Indenture upon legal defeasance or covenant defeasance in accordance with Article Eight of the Indenture or upon satisfaction and discharge of the Indenture in accordance with Article Eight of the Indenture.

(b)          The Affiliate Guarantor shall be released from all of its obligations under the Upstream Guarantee, this Supplemental Indenture and the Indenture upon the delivery to the Trustee of an Officers’ Certificate, substantially in the form of Exhibit A hereto, certifying that all of the Linde Finance Notes have been repaid, redeemed, defeased or discharged or otherwise cease to be outstanding.  Promptly following receipt of such Officers’ Certificate, the Trustee agrees to confirm such release by executing and delivering to the Company the acknowledgment in the form attached to such Officers’ Certificate.

6.           No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of a Guarantor, as such, shall have any liability for any obligations of the Company or a Guarantor under the Notes, its Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

7.           Governing Law.  THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.           Counterparts.  The Supplemental Indenture may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

9.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.         Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guarantor (as to itself) and the Company.

11.         Ratification and Effect; Confirmation of Note Guarantees.  The Indenture, as supplemented hereby, is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this Supplemental Indenture, each reference in the Indenture shall mean and be a reference to the Indenture as supplemented hereby.

12.         Conditions Precedent.  The Company represents and warrants that each of the conditions precedent to the Supplemental Indenture, if any, have been satisfied in all respects.

13.         Conflicts and Invalidity.  To the extent of any inconsistency between the terms of the Indenture or the Global Securities and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

14.         Entire Agreement.  This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the matters set forth herein.

15.         Successors.  All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

PARENT:

LINDE PLC

By:	/s/ Christopher Cossins
	Name:	Christopher Cossins
	Title:	Permanent Representative

[Praxair Supplemental Indenture]

LINDE AG

By:	/s/ Matthias von Plotho
	Name:	Matthias von Plotho
	Title:	Member of the Executive Board

By:	/s/ Daniel Geiger
	Name:	Daniel Geiger
	Title:	Senior Counsel - Finance

COMPANY:

PRAXAIR, INC.

By:	/s/ Matthew J. White
	Name:	Matthew J. White
	Title:	Executive Vice President and Chief Financial Officer

[Praxair Supplemental Indenture]

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Laurel Casasanta
	Name:	Laurel Casasanta
	Title:	Vice President

[Praxair Supplemental Indenture]

Schedule I
Notes

2.250% Notes due September 24, 2020
4.050% Notes due March 15, 2021
3.000% Notes due September 1, 2021
2.450% Notes due February 15, 2022
2.200% Notes due August 15, 2022
2.700% Notes due February 21, 2023
1.200% Notes due February 12, 2024
2.650% Notes due February 5, 2025
1.625% Notes due December 1, 2025
3.200% Notes due January 30, 2026
3.550% Notes due November 7, 2042

[Praxair Supplemental Indenture]

Exhibit A
Officers’ Certificate

PRAXAIR, INC.

OFFICERS’ CERTIFICATE

[DATE]

We, [NAME], [TITLE], and [NAME], [TITLE], of Praxair, Inc., a Delaware corporation (the “Company”), do hereby certify, pursuant to (i) Section 10.03 of the Indenture, dated as of July 15, 1992 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”) and (ii) Section 5(b) of the Supplemental Indenture, dated as of September 3, 2019 (the “Supplemental Indenture”), among the Company, the Trustee, Linde plc, a public limited company incorporated under the laws of Ireland and the parent of the Company (“Parent”), and Linde Aktiengesellschaft, a stock corporation1 organized under the laws of the Federal Republic of Germany and a subsidiary of Parent (the “Affiliate Guarantor”), that, in connection with the release of the Affiliate Guarantor from its obligations under the Guarantee and the Indenture:

1.            We have read the applicable conditions relating thereto (including any definitions related thereto) set forth in the Supplemental Indenture.

2.            All of the Linde Finance Notes have been repaid, redeemed, defeased or discharged or otherwise cease to be outstanding, and therefore the condition for release of the Affiliate Guarantor from its obligations under the Upstream Guarantee, the Supplemental Indenture and the Indenture has been satisfied.

3.            In our view, we have made such examination or investigation as is necessary to enable us to certify as to whether or not such conditions precedent have been complied with.

4.            In our view, all applicable conditions precedent provided for in the Supplemental Indenture for the release of the Affiliate Guarantor from its obligations under the Upstream Guarantee, the Supplemental Indenture and the Indenture have been complied with.

Capitalized terms used without definition in this certificate have the meanings given to them in the Supplemental Indenture.

[Remainder of page intentionally left blank]

[1]	To be updated if the Affiliate Guarantor changes its name and/or legal form.

In witness whereof, the undersigned have hereunto signed their names as of the date first written above.

	By:	PRAXAIR, INC.

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and agreed that the Affiliate Guarantor is released its obligations under the Upstream Guarantee and the Supplemental Indenture as of the date first above written:

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title: